A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

ANNOUNCEMENT TO THE MARKET

BRF SA (“Company") hereby informs its shareholders and the market that:

1.   Public proxy solicitation – The Company will hold public proxy solicitation, pursuant to CVM Instruction 481/2009, to vote at the Company's Annual and Extraordinary General Meeting (“Meeting") to be held on April 8, 2015 at 11:00 a.m.

The public proxy will cover all matters relating to the meeting´s agenda.

Powers of attorneys shall be received from 08h00 a.m., March, 09, 2015 until March 31, 2015, at 18h00 p.m.

2.   Electronic powers of attorney – The Company will also enable electronic powers of attorney to be sent through www.proxyvoting.com.br platform to vote in this Meeting.

To access the electronic platform you must first register and obtain a login access, and the registration and login are completely free for Shareholders.

Copies of the documents to be discussed in the Meeting, including those required by CVM Instruction 481/2009 are available to shareholders at the Company's head office, in its Investor Relations' website (www.brf-br.com/ir) as well in CVM and BM&FBOVESPA sites.

São Paulo, March 02, 2015

Augusto Ribeiro Júnior

Chief Financial and Investor Relations Officer